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Exhibit 10.19

SUMMARY OF ARRANGEMENT BETWEEN THE COMPANY AND ROBERT C. HAGERTY

          In fiscal 2001, the Compensation Committee of the Board of Directors of Polycom, Inc. (the "Company") approved a loan of up to $2,000,000 to Robert C. Hagerty, the Chief Executive Officer of the Company, and a retention bonus agreement with Mr. Hagerty. This compensation arrangement was subsequently ratified by a unanimous vote of the Company's Board of Directors, except for Mr. Hagerty, who abstained from voting.

          As of March 1, 2002, the filing date of this Annual Report on Form 10-K, the documents relating to this compensation arrangement had not been finalized and the compensation arrangement was not in effect.

          Although the documentation has not been finalized, the following are the principal terms of the compensation arrangement:

    1.
    The Company's loan to Mr. Hagerty:

    •
    Mr. Hagerty could draw down the loan up to an amount equal to $2,000,000, and the loan would not bear interest except upon a default in which event the loan would thereafter bear interest at 12% per year;

    •
    the loan would be secured by a deed of trust encumbering real property held by Mr. Hagerty;

    •
    Mr. Hagerty would repay the amounts outstanding under the loan in seven annual installments; and

    •
    the entire unpaid principal amount of the loan would be due ninety days after Mr. Hagerty's employment with the Company terminated for any reason.

    2.
    The retention bonus agreement:

    •
    the Company would make seven equal annual bonus payments to Mr. Hagerty;

    •
    the total annual bonus payments would equal $2,000,000;

    •
    the Company would compensate Mr. Hagerty for any imputed income on the loan; and

    •
    Mr. Hagerty would be entitled to such annual bonus payments as long as he (1) remains an employee of the Company during the seven year term of the agreement or (2) is involuntarily terminated by the Company without cause during this seven-year period.

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  Exhibit 10.19